AVATAR

FOR IMMEDIATE RELEASE
Contact :
Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, FL 33134
Juanita I. Kerrigan
(305) 442-7000

AVATAR REPORTS 2004 RESULTS

Coral Gables, FL — March 16, 2005 — Avatar Holdings Inc. (NASDAQ-AVTR) today reported net income for 2004 of $29,559,000 ($3.10 per share, diluted) on revenues of $337,399,000, compared with net income for 2003 of $18,463,000 ($2.11 per share, diluted) on revenues of $251,501,000.

Net income includes pre-tax equity earnings of $14,918,000 from the unconsolidated Ocean Palms joint venture, compared to a loss of $982,000 for the year ended December 31, 2003. Net income also includes net income of $3,887,000 from discontinued cablevision operations at Poinciana and marina operations at Harbor Islands, compared to a net loss of $195,000 from discontinued operations for the year ended December 31, 2003.

Net income for 2003 of $18,463,000 includes a tax benefit of $8,554,000 resulting from a tax credit of $8,639,000 as the result of the elimination of certain income tax reserves, a tax credit of $4,000,000 as a result of a reduction to the valuation allowance for deferred income taxes and income tax expenses of $4,085,000. For the year ended December 31, 2003, pre-tax income from operations was $10,223,000.

The following table summarizes selected homebuilding data for 2004, 2003 and 2002.

Closings	2004	2003	2002
Number of Units	1,427	1,193	926

Aggregate Dollar Volume	$307,678,000	$223,991,000	$160,354,000

Average Price Per Unit	$215,600	$187,800	$173,200

Contracts Signed, net of cancellations {r}
Number of Units	2,237	1,758	1,201

Aggregate Dollar Volume	$540,690,000	$349,371,000	$219,011,000

Average Price Per Unit	$241,700	$198,700	$182,400

Backlog {r}
Number of Units	2,188	1,378	813

Aggregate Dollar Value	$524,778,000	$291,766,000	$166,386,000

Average Price Per Unit	$239,800	$211,700	$204,700

The foregoing chart does not reflect sales at Ocean Palms, a 38-story, 240-unit highrise condominium under construction in Hollywood, Florida, in which Avatar owns a 50% equity interest.

During 2004, Avatar realized lower than anticipated volumes of sales and closings due to the impact of three hurricanes on its Central Florida communities. For 2004, Avatar recorded an expense of $3,400,000 directly related to the hurricanes, substantially for debris removal and replacement of landscaping. Any insurance reimbursement is presently indeterminable.

Sales for 2004 include 760 contracts for single-family homes at Solivita, Avatar?s Central Florida active adult community, 850 contracts for single-family homes at the Central Florida community of Poinciana, 311 contracts for single-family homes at Bellalago, adjacent to Poinciana, 176 contracts for single-family homes at Cory Lake Isles in Tampa, Florida, 17 contracts for single-family homes at Sterling Hill in Hernando County, Florida, 105 contracts for single-family homes at Rio Rico, Arizona, and 18 contracts for single-family homes at Harbor Islands in Hollywood, Florida.

At Harbor Islands two units remained for sale as of December 31, 2004, which Avatar anticipates will be sold during 2005. Avatar anticipates that closings of all units at Harbor Islands will be completed during 2005.

Since commencement of sales in 2003, through December 31, 2004, the Ocean Palms joint venture has sold 229 of the 240 units at an aggregate sales volume of $191,592,000. Results of operations include recognition under the percentage completion method of accounting for Avatar’s equity interest in Ocean Palms. Avatar’s proportionate share of pre-tax profits was $14,918,000 for the year ended December 31, 2004, compared to a loss of $982,000 for the year ended December 31, 2003. The eleven units remaining at Ocean Palms were sold during the first quarter of 2005.

On March 30, 2004, Avatar issued $120,000,000 aggregate principal amount of 4.50% Convertible Senior Notes due 2024 in a private placement.

Avatar’s assets at December 31, 2004 totaled $508,114,000, compared to $365,551,000 at December 31, 2003. Stockholders? equity at December 31, 2004 was $246,235,000, compared to $265,899,000 at December 31, 2003.

At December 31, 2004, there were 8,058,129 shares of Avatar Common Stock outstanding with a book value of $30.56 per share.

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Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Harbor Islands on Florida?s east coast, Cory Lake Isles in Tampa, Florida, and at Rio Rico, south of Tucson, AZ. Avatar?s common shares trade on The Nasdaq Stock Market under the symbol AVTR.

Certain statements discussed herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the successful implementation of Avatar?s business strategy; shifts in demographic trends affecting demand for active adult communities and other real estate development; the level of immigration and in-migration into the areas in which Avatar conducts real estate activities; international (in particular Latin America), national and local economic conditions and events, including employment levels, interest rates, consumer confidence, the availability of mortgage financing and demand for new and existing housing; access to future financing; geopolitical risks; competition; changes in, or the failure or inability to comply with, government regulations; adverse weather conditions and natural disasters; and other factors as are described in greater detail in Avatar’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

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AVATAR HOLDINGS INC. AND SUBSIDIARIES

Selected financial data for the years ended December 31, 2004 and 2003*
(Dollars in thousands except per share data)

	2004	2003*
Revenues	$337,399	$251,501
Income from continuing operations before income taxes	$38,592	$10,223
Income tax (expense) benefit	$(12,920)	$8,435
Income from continuing operations after income tax	$25,672	$18,658
Net income (loss) from discontinued	$3,887	$(195)
operations (including gain on disposal)
Net income	$29,559	$18,463
Basic EPS:
Income from continuing operations after income taxes	$3.03	$2.15
Income (loss) from discontinued operations	0.46	(0.02)

Net income	$3.49	$2.13
Diluted EPS:
Income from continuing operations after income taxes	$2.73	$2.13
Income (loss) from discontinued operations	0.37	(0.02)

Net income	$3.10	$2.11
Total assets	$508,114	$365,551
Total stockholders? equity	$246,235	$265,899
Stockholders? equity per share	$30.56	$28.32

*	Certain 2003 financial statement items have been reclassified to conform to the 2004 presentations.